REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Nissan Motor Acceptance Corporation, as Servicer
Torrance, California

We have examined management’s assertion that Nissan Motor Acceptance Corporation (the “Company”) has complied as of March 31, 2006, and for the period from September 8, 2005 (commencement of operations) to March 31, 2006, with its established minimum servicing standards described in the accompanying Management’s Assertion, dated May 26, 2006, for the Nissan Auto Receivables 2005-C Owner Trust. Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board, and accordingly, included examining, on a test basis, evidence about the Company’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with its minimum servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of March 31, 2006, and for the period from September 8, 2005 (commencement of operations) to March 31, 2006, for the Nissan Auto Receivables 2005-C Owner Trust is fairly stated, in all material respects, based on the criteria set forth in Appendix I.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
May 31, 2006

MANAGEMENT’S ASSERTION

As of March 31, 2006 and for the period from September 8, 2005 (commencement of operations) to March 31, 2006, Nissan Motor Acceptance Corporation (the “Company”) has complied, in all material respects, with the Company’s established minimum servicing standards for automobile loans serviced by the Company for the Nissan Auto Receivables 2005-C Owner Trust as set forth in Appendix I (the “Standards”). The Standards are based on the Mortgage Banker’s Association of America’s Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing automobile loans.

/s/ Steve Lambert
Steve Lambert - President
/s/ Kazuhiko Kazama
Kazuhiko Kazama - Treasurer
/s/ Anthony Wall
Anthony Wall - Director, Accounting and Reporting

May 26, 2006

APPENDIX I

NISSAN MOTOR ACCEPTANCE CORPORATION’S MINIMUM SERVICING STANDARDS FOR AUTOMOBILE LOANS

I.     CUSTODIAL BANK ACCOUNTS

1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

• Be mathematically accurate

• Be prepared within forty-five (45) calendar days after the cutoff date

• Be reviewed and approved by someone other than the person who prepared the reconciliation

• Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.
Funds of the servicing entity shall be advanced as specified in the servicing agreement in cases where there is an overdraft in an investor’s or a borrower’s account and an advance is specified in the investor’s servicing agreement.

3.	Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.     PAYMENTS

1.	Payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.	Payments made in accordance with the borrower’s automobile loan documents shall be posted to the applicable borrower’s records within two business days of receipt.

3.	Payments shall be allocated to principal, interest or other items in accordance with the borrower’s automobile loan documents.

4.	Payments identified as payoffs shall be allocated in accordance with the borrower’s automobile loan documents.

III.     DISBURSEMENTS

1.	Disbursements made via wire transfer on behalf of investors shall be made only by authorized personnel.

2.	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

IV.     INVESTOR ACCOUNTING AND REPORTING

1.	Monthly investor reports are sent on a monthly basis listing the total unpaid principal balance and number of automobile loans serviced.

V.     AUTOMOBILE LOAN ACCOUNTING

1.	The servicing entity’s automobile loan records shall agree with, or reconcile to, the records of borrower with respect to the unpaid principal balance on a monthly basis.

VI.     DELINQUENCIES

1.
Records documenting collection efforts shall be maintained during the period an automobile loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent automobile loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).